EXHIBIT 99.1

WisdomTree Appoints Susan Cosgrove to Board of Directors

New York, NY—(GlobeNewswire) – April 25, 2019 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager, today announced that Susan Cosgrove, Managing Director and Chief Financial Officer of The Depository Trust & Clearing Corporation (DTCC), has been appointed to the Board of Directors.

Jonathan Steinberg, WisdomTree President and CEO, said, “It is my pleasure to welcome Susan to WisdomTree’s Board. Having held several leadership positions within the financial industry for many years, Susan’s experience and financial, accounting and compliance background will be a tremendous asset to our Company and our shareholders.”

In her current role at DTCC, Ms. Cosgrove leads DTCC’s global finance and treasury teams and oversees the company’s financial processes, liquidity and capital position. She was appointed CFO in 2013. Prior to this role, Ms. Cosgrove served as Managing Director and General Manager of Settlement and Asset Services of DTCC from 2011 to 2013 and General Manager for DTCC’s Equity and Fixed Income Clearing Services from 1999 to 2011. Ms. Cosgrove is a member of DTCC’s Management Committee and Management Risk Committee, and she co-chairs the firm’s Investment and Operating Committee.

Prior to joining DTCC in 1999, Ms. Cosgrove served as Senior Vice President at Lehman Brothers, in charge of Audit and Compliance for the company’s Americas division. Before Lehman, she was Chief Financial Officer and Head of Compliance for 10 years at Maxcor Financial Group. Ms. Cosgrove received her B.B.A. in Accounting from Baruch College in New York.

More information on WisdomTree’s Board of Directors can be found here.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $59.3 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Contact Information:

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom / Kylie Scott

+1.917.267.3735 / +1.917.267.3860

jzaloom@wisdomtree.com / kscott@wisdomtree.com

Investor Relations

WisdomTree Investments, Inc.

Jason Weyeneth, CFA

+1.917.267.3858

jweyeneth@wisdomtree.com